EXHIBIT 5.1

[MAPLES AND CALDER LETTERHEAD]

19th August, 2002

O2Micro International Limited
Grand Pavilion Commercial Centre, West Bay Road
P.O. Box 32331 SMB, George Town
Grand Cayman, Cayman Islands

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by O2Micro International Limited, a Cayman Islands corporation (the “Company”), with the Securities and Exchange Commission on or about 19th August, 2002 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, an aggregate of 300,000 shares of the Company’s Ordinary Share, $0.001 par value (the “Shares”). The Shares are reserved for issuance pursuant to written contracts with employees and consultants of the Company dated as of September 15th, 1998. As counsel to the Company, we have examined the corporate authorizations of the Company in connection with the registration of the Shares.

Assuming the same is true under the laws of all jurisdictions other than the Cayman Islands, it is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/    MAPLES AND CALDER

Maples and Calder